Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-123085
Pricing Supplement Number 133 Dated 10/03/2005
(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated May 17, 2005)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RA97	$803,000.00	100%	1.100%	$794,167.00	FIXED	4.350%	SEMI-ANNUAL	10/15/2011	04/15/2006	$22.84	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RB21	$584,000.00	100%	1.400%	$575,824.00	FIXED	4.550%	QUARTERLY	10/15/2014	01/15/2006	$12.51	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RB39	$6,766,000.00	100%	2.500%	$6,596,850.00	FIXED	5.300%	MONTHLY	10/15/2025	11/15/2005	$5.74	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 10/15/2010 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 10/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RB47	$2,927,000.00	100%	2.500%	$2,853,825.00	FIXED	5.400%	QUARTERLY	10/15/2034	01/15/2006	$14.85	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 10/15/2010 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 10/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: October 03, 2005 @12:00 PM ET
Settle Date: October 06, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0116 via Refco Securities, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Supplement Dated 17-May-05